New York Life Investments ETF Trust 485BPOS

Exhibit (h)(1)(b)

AMENDMENT

TO

FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

This Amendment (“Amendment”) is an amendment to the Fund Administration and Accounting Agreement between The Bank of New York Mellon (“BNY Mellon”) and each entity listed on Exhibit A to the Agreement (“each a “Fund” and collectively, the “Funds”) dated October 8, 2008, as amended (the “Agreement”).

The date of this Amendment is as of April 12, 2024, but for clarity the terms of Section 1 and Section 2 of this Amendment are not effective until May 31, 2024.

Intending to be legally bound, BNY Mellon and the Funds hereby agree as follows:

1.	The description of services currently set forth in the Agreement under Schedule I Administrative Services relating to BNY Mellon’s preparation of annual and semi-annual shareholder reports is hereby deleted from the Agreement, the typesetting services that are currently applicable to BNY Mellon’s preparation of annual and semi-annual shareholder reports will no longer be applicable to BNY Mellon’s preparation of annual and semi-annual shareholder reports, and the following terms regarding BNY Mellon’s preparation of annual and semi-annual shareholder reports are hereby added to the Agreement under Schedule I Administrative Services:

a.	BNY Mellon will prepare a Fund’s respective class level annual and semi-annual shareholder reports with respect to a Fund registered on Form N-1A for shareholder delivery, and webhosting.

■	The foregoing preparation of annual and semi-annual shareholder reports requires typesetting services, and the following terms apply to the typesetting services applicable to BNY Mellon’s preparation of the aforementioned annual and semi-annual shareholder reports:

●	BNY Mellon will create financial compositions for the applicable annual and semi-annual shareholder reports and related EDGAR files.

●	BNY Mellon will maintain country codes, industry class codes, security class codes, and state codes.

●	BNY Mellon will create components that will specify the proper grouping and sorting for display of portfolio information.

●	BNY Mellon will create components that will specify the proper calculation and display of financial data required for each applicable shareholder report (except for identified manual entries, which BNY Mellon will enter).

●	BNY Mellon will process, convert, and load security and general ledger data.

●	BNY Mellon will perform document publishing, including the output of print-ready and web-ready PDF files and EDGAR html files that include any required Inline XBRL structured data tagging (such EDGAR html files will be limited to one per applicable shareholder report).

●	BNY Mellon will generate a Fund’s respective class level annual and semi-annual shareholder reports consistent with the requirements of Form N-1A and other applicable regulatory requirements (using the capabilities of a financial printer or other vendor retained by BNY Mellon at BNY Mellon’s expense) including, but not limited to the following:

○	identifying information at the beginning of the shareholder report, including the introductory legend;

○	class expense example;

○	Management Discussion of Fund Performance (semi-annual shareholder report at Customer’s option);

Exhibit (h)(1)(b)

○	key Fund statistics including total advisory fees paid by the Fund, portfolio turnover rate, net assets, and number of holdings;

○	graphical representation of holdings;

○	material fund changes (if applicable) (semi-annual shareholder report at Customer’s option);

○	changes in and disagreements with accountants in summary form (if applicable);

○	statement regarding the availability of certain additional information;

○	householding disclosure (if applicable); and

○	additional Fund information as mutually agreed in writing between BNY Mellon and the Funds.

●	Unless mutually agreed in writing between BNY Mellon and the Funds, BNY Mellon will use the same layout and format for a Fund’s shareholder in successive reporting periods. At the request of the Funds and upon the mutual written agreement of BNY Mellon and the Funds as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the financial printer or other applicable vendor to, change the format or layout of reports from time to time.

2.	For clarity, BNY Mellon will prepare each Fund’s schedule of investments, financial statements, financial highlights, and other detailed information for inclusion in Form N-CSR.

3.	The parties hereto expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation, or symbol of a signature into an electronic copy of this Amendment by electronic, digital, or other technological methods. Each counterpart executed in accordance with the foregoing will be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, will constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

Each party hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

IndexIQ ETF Trust	The Bank of New York Mellon

On behalf of each Fund identified

on Exhibit A attached to the Agreement

By:	/s/ Jack R. Benintende	By:	/s/ Allison Gardner
Name:	Jack R. Benintende	Name:	Allison Gardner
Title:	Vice President	Title:	Senior Vice President